UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No.__ )*

        VARNER TECHNOLOGIES, INC. (f/k/a Peppermill Capital Corporation)
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
                         (Title of Class of Securities)

                                    922254107
                                 (CUSIP Number)

                                 August 22, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)
|X|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  922254107                   13G                     Page 2 of 6 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Tjody Varner

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                   5   SOLE VOTING POWER

   NUMBER OF           10,500,000

    SHARES       ---------------------------------------------------------------
                   6   SHARED VOTING POWER
  BENEFICIALLY

   OWNED BY
                 ---------------------------------------------------------------
     EACH          7   SOLE DISPOSITIVE POWER

   REPORTING           10,500,000

    PERSON       ---------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
     WITH


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,500,000

--------------------------------------------------------------------------------

CUSIP NO.  922254107                   13G                     Page 3 of 6 Pages


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN

--------------------------------------------------------------------------------

CUSIP NO.  922254107                   13G                     Page 4 of 6 Pages


ITEM 1.

     (a)  Name of Issuer
               Varner Technologies, Inc. (f/k/a Peppermill Capital Corporation)

     (b)  Address of Issuer's Principal Executive Offices
                1819 Clarkson Road
                Suite 204
                Chesterfield, Missouri 63017


ITEM 2

     (a)  Name of Person Filing
               Tjody Varner

     (b) Address of principal Business Office or, if none, Residence 1819 Clarkson Road
               Suite 204
               Chesterfield, Missouri 63017

     (c)  Citizenship
               United States

     (d)  Title of Class of Securities
               Common Stock, $.001 Par Value

     (e)  CUSIP Number
               922254107

ITEM 3

     N/A

ITEM 4    OWNERSHIP

     (a)  Amount Beneficially Owned
               10,500,000

     (b)  Percent of Class
               13%

CUSIP NO.  922254107                   13G                     Page 5 of 6 Pages


     (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote
                         10,500,000

               (ii) shared power to vote or to direct the vote

              (iii) sole power to dispose or to direct the disposition of
                         10,500,000

               (iv) shared power to dispose or to direct the disposition of

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               N/A

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10   CERTIFICATION.

               N/A

CUSIP NO.  922254107                   13G                     Page 6 of 6 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The filing of this statement shall not be construed as an admission that the undersigned is for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.


                                              August 22, 2001
                                              --------------------------
                                              Date


                                              /s/Tjody Varner
                                              --------------------------
                                              Tjody Varner